EXHIBIT 99
INDEPENDENT AUDITORS' REPORT
TO THE BOARD OF DIRECTORS AND SHAREHOLDERS, FPL GROUP, INC. AND FLORIDA POWER & LIGHT COMPANY:

We have audited the accompanying consolidated balance sheets of FPL Group, Inc. and subsidiaries and Florida Power & Light Company and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the respective company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of FPL Group, Inc. and subsidiaries and Florida Power & Light Company and subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP Certified Public Accountants
Miami, Florida February 8, 2002

FPL GROUP, INC. CONSOLIDATED STATEMENTS OF INCOME (millions, except per share amounts)
	Years Ended December 31,

	2001	2000	1999

OPERATING REVENUES	$8,475	$7,082	$6,438

OPERATING EXPENSES
Fuel, purchased power and interchange	4,030	2,868	2,365
Other operations and maintenance	1,325	1,257	1,253
Merger-related	30	67	-
Litigation settlement	-	-	69
Depreciation and amortization	983	1,032	1,040
Impairment loss on Maine assets	-	-	176
Taxes other than income taxes	710	618	615

Total operating expenses	7,078	5,842	5,518

OPERATING INCOME	1,397	1,240	920

OTHER INCOME (DEDUCTIONS)
Interest charges	(324)	(278)	(222)
Preferred stock dividends - FPL	(15)	(15)	(15)
Divestiture of cable investments	-	-	257
Other - net	102	93	80

Total other income (deductions) - net	(237)	(200)	100

INCOME BEFORE INCOME TAXES	1,160	1,040	1,020
INCOME TAXES	379	336	323

NET INCOME	$781	$704	$697

Earnings per share of common stock:
Basic	$4.63	$4.14	$4.07
Assuming dilution	$4.62	$4.14	$4.07
Dividends per share of common stock	$2.24	$2.16	$2.08
Weighted-average number of common shares outstanding:
Basic	168.7	169.9	171.3
Assuming dilution	168.9	170.2	171.5

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

FPL GROUP, INC. CONSOLIDATED BALANCE SHEETS (millions)
	December 31,

	2001	2000

PROPERTY, PLANT AND EQUIPMENT
Electric utility plant in service and other property	$21,272	$19,642
Nuclear fuel under capital lease - net	133	127
Construction work in progress	1,983	1,253
Less accumulated depreciation and amortization	(11,726)	(11,088)

Total property, plant and equipment - net	11,662	9,934

CURRENT ASSETS
Cash and cash equivalents	82	129
Customer receivables, net of allowances of $8 and $7, respectively	636	637
Other receivables	144	246
Materials, supplies and fossil fuel inventory - at average cost	349	370
Deferred clause expenses	304	337
Other	87	62

Total current assets	1,602	1,781

OTHER ASSETS
Special use funds of FPL	1,608	1,497
Other investments	1,035	651
Other	1,556	1,437

Total other assets	4,199	3,585

TOTAL ASSETS	$17,463	$15,300

CAPITALIZATION
Common shareholders' equity	$6,015	$5,593
Preferred stock of FPL without sinking fund requirements	226	226
Long-term debt	4,858	3,976

Total capitalization	11,099	9,795

CURRENT LIABILITIES
Commercial paper	1,680	1,158
Note payable	302	-
Accounts payable	473	564
Customers' deposits	285	254
Accrued interest and taxes	160	146
Deferred clause revenues	144	70
Other	595	571

Total current liabilities	3,639	2,763

OTHER LIABILITIES AND DEFERRED CREDITS
Accumulated deferred income taxes	1,302	1,378
Deferred regulatory credit - income taxes	88	107
Unamortized investment tax credits	140	162
Storm and property insurance reserve	235	229
Other	960	866

Total other liabilities and deferred credits	2,725	2,742

COMMITMENTS AND CONTINGENCIES
TOTAL CAPITALIZATION AND LIABILITIES	$17,463	$15,300

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

FPL GROUP, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (millions)
	Years Ended December 31,

	2001	2000	1999

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$781	$704	$697
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	983	1,032	1,040
Increase (decrease) in deferred income taxes and related regulatory credit	(91)	283	(198)
Deferrals under cost recovery clauses	411	(810)	55
Increase in restricted cash	(260)	-	-
Gain on sale of cable investments	-	-	(257)
Impairment loss on Maine assets	-	-	176
Other - net	118	(233)	50

Net cash provided by operating activities	1,942	976	1,563

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures of FPL	(1,154)	(1,299)	(861)
Independent power investments	(1,977)	(507)	(1,540)
Proceeds from the sale of assets	50	22	198
Other - net	(188)	(159)	31

Net cash used in investing activities	(3,269)	(1,943)	(2,172)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuances of long-term debt	920	947	1,609
Retirements of long-term debt	(87)	(515)	(584)
Increase in commercial paper and note payable	824	819	229
Repurchases of common stock	-	(150)	(116)
Dividends on common stock	(377)	(366)	(355)

Net cash provided by financing activities	1,280	735	783

Net increase (decrease) in cash and cash equivalents	(47)	(232)	174
Cash and cash equivalents at beginning of year	129	361	187

Cash and cash equivalents at end of year	$82	$129	$361

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest (net of amount capitalized)	$373	$301	$221
Cash paid for income taxes	$433	$160	$573
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Additions to capital lease obligations	$70	$43	$86

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

FPL GROUP, INC. CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (millions)
	Common Stock (a)			Additional Paid-In Capital	Unearned Compensation	Accumulated Other Comprehensive Income (Loss)(b)	Retained Earnings	Common Shareholders' Equity

	Shares		Aggregate Par Value

Balances, December 31, 1998	181		$2	$3,252	$(252)	$1	$2,123
Net income	-		-	-	-	-	697
Repurchases of common stock	(2)		-	(116)	-	-	-
Dividends on common stock	-		-	-	-	-	(355)
Earned compensation under ESOP	-		-	12	14	-	-
Other comprehensive loss	-		-	-	-	(2)	-
Other	-		-	-	(6)	-	-

Balances, December 31, 1999	179	(c)	2	3,148	(244)	(1)	2,465
Net income	-		-	-	-	-	704
Repurchases of common stock	(3)		-	(150)	-	-	-
Dividends on common stock	-		-	-	-	-	(366)
Earned compensation under ESOP	-		-	12	15	-	-
Other comprehensive income	-		-	-	-	1	-
Other	-		-	(2)	9	-	-

Balances, December 31, 2000	176	(c)	2	3,008	(220)	-	2,803	$5,593

Net income	-		-	-	-	-	781
Dividends on common stock	-		-	-	-	-	(377)
Earned compensation under ESOP	-		-	15	15	-	-
Other comprehensive loss	-		-	-	-	(8)	-
Other	-		-	2	(6)	-	-

Balances, December 31, 2001	176	(c)	$2	$3,025	$(211)	$(8)	$3,207	$6,015

_____________________
(a)			$0.01 par value, authorized - 300,000,000 shares; outstanding 175,854,056 and 175,766,215 at December 31, 2001 and 2000, respectively.
(b)			Comprehensive income, which includes net income and other comprehensive income (loss), totaled $773 million, $705 million and $695 million for 2001, 2000 and 1999, respectively.
(c)			Outstanding and unallocated shares held by the Employee Stock Ownership Plan Trust totaled 7 million, 7 million and 8 million at December 31, 2001, 2000 and 1999, respectively.

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

FLORIDA POWER & LIGHT COMPANY CONSOLIDATED STATEMENTS OF INCOME (millions)
	Years Ended December 31,

	2001	2000	1999

OPERATING REVENUES	$7,477	$6,361	$6,057

OPERATING EXPENSES
Fuel, purchased power and interchange	3,495	2,511	2,232
Other operations and maintenance	1,082	1,062	1,089
Merger-related	26	62	-
Litigation settlement	-	-	69
Depreciation and amortization	898	975	989
Income taxes	393	351	327
Taxes other than income taxes	699	600	605

Total operating expenses	6,593	5,561	5,311

OPERATING INCOME	884	800	746

OTHER INCOME (DEDUCTIONS)
Interest charges	(187)	(176)	(163)
Other - net	(3)	(2)	8

Total other deductions - net	(190)	(178)	(155)

NET INCOME	694	622	591

PREFERRED STOCK DIVIDENDS	15	15	15

NET INCOME AVAILABLE TO FPL GROUP, INC.	$679	$607	$576

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

FLORIDA POWER & LIGHT COMPANY CONSOLIDATED BALANCE SHEETS (millions)
	December 31,

	2001	2000

ELECTRIC UTILITY PLANT
Plant in service	$18,693	$18,073
Less accumulated depreciation	(11,480)	(10,919)

Net	7,213	7,154
Nuclear fuel under capital lease - net	133	127
Construction work in progress	948	833

Electric utility plant - net	8,294	8,114

CURRENT ASSETS
Cash and cash equivalents	1	66
Customer receivables, net of allowances of $7 each	546	489
Other receivables	61	157
Materials, supplies and fossil fuel inventory - at average cost	265	313
Deferred clause expenses	304	337
Other	53	54

Total current assets	1,230	1,416

OTHER ASSETS
Special use funds	1,608	1,497
Other	792	993

Total other assets	2,400	2,490

TOTAL ASSETS	$11,924	$12,020

CAPITALIZATION
Common shareholder's equity	$5,444	$5,032
Preferred stock without sinking fund requirements	226	226
Long-term debt	2,579	2,577

Total capitalization	8,249	7,835

CURRENT LIABILITIES
Commercial paper	232	560
Accounts payable	408	458
Customers' deposits	285	254
Accrued interest and taxes	207	127
Deferred clause revenues	144	70
Other	339	473

Total current liabilities	1,615	1,942

OTHER LIABILITIES AND DEFERRED CREDITS
Accumulated deferred income taxes	870	1,084
Deferred regulatory credit - income taxes	88	107
Unamortized investment tax credits	140	162
Storm and property insurance reserve	235	229
Other	727	661

Total other liabilities and deferred credits	2,060	2,243

COMMITMENTS AND CONTINGENCIES
TOTAL CAPITALIZATION AND LIABILITIES	$11,924	$12,020

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

FLORIDA POWER & LIGHT COMPANY CONSOLIDATED STATEMENTS OF CASH FLOWS (millions)
	Years Ended December 31,

	2001	2000	1999

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$694	$622	$591
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	898	975	989
Increase (decrease) in deferred income taxes and related regulatory credit	(233)	262	(105)
Deferrals under cost recovery clauses	411	(810)	55
Other - net	56	(200)	(31)

Net cash provided by operating activities	1,826	849	1,499

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(1,154)	(1,299)	(861)
Other - net	(61)	(100)	(52)

Net cash used in investing activities	(1,215)	(1,399)	(913)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuances of long-term debt	-	947	224
Retirements of long-term debt	(66)	(515)	(455)
Increase (decrease) in commercial paper	(328)	466	94
Capital contributions from FPL Group, Inc.	400	400	-
Dividends	(682)	(682)	(601)

Net cash provided by (used in) financing activities	(676)	616	(738)

Net increase (decrease) in cash and cash equivalents	(65)	66	(152)
Cash and cash equivalents at beginning of year	66	-	152

Cash and cash equivalents at end of year	$1	$66	$-

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest	$185	$175	$171
Cash paid for income taxes	$543	$131	$503
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Additions to capital lease obligations	$70	$43	$86
Transfer of net assets to FPL FiberNet, LLC	$-	$100	$-
The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

FLORIDA POWER & LIGHT COMPANY CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY (millions)
	Common Stock (a)	Additional Paid-In Capital	Retained Earnings	Common Shareholder's Equity

Balances, December 31, 1998	$1,373	$2,566	$864
Net income available to FPL Group, Inc.	-	-	576
Dividends to FPL Group, Inc.	-	-	(586)

Balances, December 31, 1999	1,373	2,566	854
Net income available to FPL Group, Inc.	-	-	607
Capital contributions from FPL Group, Inc.	-	400	-
Dividends to FPL Group, Inc. (b)	-	-	(768)

Balances, December 31, 2000	1,373	2,966	693	$5,032

Net income available to FPL Group, Inc.	-	-	679
Capital contributions from FPL Group, Inc.	-	400	-
Dividends to FPL Group, Inc.	-	-	(667)

Balances, December 31, 2001	$1,373	$3,366	$705	$5,444

_____________________
(a)		Common stock, no par value, 1,000 shares authorized, issued and outstanding.
(b)		Includes transfer of net assets to FPL FiberNet, LLC totaling approximately $100 million.

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

FPL GROUP, INC. AND FLORIDA POWER & LIGHT COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2001, 2000 and 1999
1. Summary of Significant Accounting and Reporting Policies

Basis of Presentation - FPL Group, Inc.'s (FPL Group) operations are conducted primarily through its wholly-owned subsidiary Florida Power & Light Company (FPL) and its wholly-owned indirect subsidiary FPL Energy, LLC (FPL Energy). FPL, a rate-regulated public utility, supplies electric service to approximately 3.9 million customers throughout most of the east and lower west coasts of Florida. FPL Energy invests in independent power projects through both controlled and consolidated entities and non-controlling ownership interests in joint ventures accounted for under the equity method.

The consolidated financial statements of FPL Group and FPL include the accounts of their respective majority-owned and controlled subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. Certain amounts included in prior years' consolidated financial statements have been reclassified to conform to the current year's presentation. The preparation of financial statements requires the use of estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

Regulation - FPL is subject to regulation by the Florida Public Service Commission (FPSC) and the Federal Energy Regulatory Commission (FERC). Its rates are designed to recover the cost of providing electric service to its customers including a reasonable rate of return on invested capital. As a result of this cost-based regulation, FPL follows the accounting practices set forth in Statement of Financial Accounting Standards No. (FAS) 71, "Accounting for the Effects of Certain Types of Regulation." FAS 71 indicates that regulators can create assets and impose liabilities that would not be recorded by unregulated entities. Regulatory assets and liabilities represent probable future revenues that will be recovered from or refunded to customers through the ratemaking process.

The principal regulatory assets and liabilities are as follows:
	December 31,

	2001	2000

	(millions)
Assets (included in other assets):
Unamortized debt reacquisition costs	$17	$18
Deferred Department of Energy assessment	$30	$35
Under-recovered fuel costs (noncurrent portion)	$-	$259
Litigation settlement (see Note 12)	$178	$223

Liabilities:
Deferred regulatory credit - income taxes	$88	$107
Unamortized investment tax credits	$140	$162
Storm and property insurance reserve (see Note 15 - Insurance)	$235	$229

The amounts presented above exclude clause-related regulatory assets and liabilities that are recovered or refunded over the next twelve-month period. Those amounts are included in deferred clause expenses and deferred clause revenues on the consolidated balance sheets. Cost recovery clauses, which are designed to permit full recovery of certain costs and provide a return on certain assets utilized by these programs, include substantially all fuel, purchased power and interchange expenses, conservation- and environmental-related expenses, certain revenue taxes and franchise fees. Revenues from cost recovery clauses are recorded when billed; FPL achieves matching of costs and related revenues by deferring the net under- or over-recovery. Any under-recovered costs or over-recovered revenues are collected from or returned to customers in subsequent periods.

At December 31, 2000, FPL had $259 million of noncurrent under-recovered fuel costs which were included in other assets. The noncurrent portion of under-recovered fuel costs resulted from the FPSC allowing FPL to recover $518 million of under-recovered fuel costs over a two-year period beginning January 2001, rather than the typical one-year time frame. FPL also agreed that instead of receiving a return at the commercial paper rate on this unrecovered portion through the fuel and purchased power cost recovery clause (fuel clause), the under-recovery will be included as a rate base regulatory asset over the two-year recovery period.

In the event that FPL's generating operations are no longer subject to the provisions of FAS 71, portions of the existing regulatory assets and liabilities that relate to generation would be written off unless regulators specify an alternative means of recovery or refund. Further, other aspects of the business, such as generation assets and long-term power purchase commitments, would need to be reviewed to assess their recoverability in a changed regulatory environment. The continued applicability of FAS 71 is assessed at each reporting period.

Various states, other than Florida, have enacted legislation or have state commissions that issued orders designed to deregulate the production and sale of electricity. By allowing customers to choose their electricity supplier, deregulation is expected to result in a shift from cost-based rates to market-based rates for energy production and other services provided to retail customers. Similar initiatives are also being pursued on the federal level. Although the legislation and initiatives vary substantially, common areas of focus include when market-based pricing will be available for wholesale and retail customers, what existing prudently incurred costs in excess of the market-based price will be recoverable and whether generating assets should be separated from transmission, distribution and other assets. It is generally believed transmission and distribution activities would remain regulated.

In 2000, the Governor of Florida signed an executive order creating the Energy 2020 Study Commission to propose an energy plan and strategy for Florida. The commission chose to split the energy study between wholesale and retail competition. In January 2001, the commission issued an interim report containing a proposal for restructuring Florida's wholesale electricity market, and no action was taken in the 2001 legislative session, which ended in May 2001. In December 2001, the commission issued a final report that recommended the removal of statutory barriers to entry for merchant plants and, according to the report, provides a discretionary transition to a "level playing field" for all generating assets. Under the commission's proposal, investor-owned utilities such as FPL could, at their discretion, transfer or sell their existing generating assets. The utility would have the right to six-year cost-based transition contracts to commit the capacity of assets sold or transferred back to the utility. Transfers to affiliates would be at net book value. Gains on sales of existing generating assets within the transition contract period would be shared with customers. Any losses would be absorbed by the utility's shareholders. The load-serving utilities would acquire new capacity through competitive bidding (which would be required if acquired from affiliates), negotiated contracts or from the short-term (spot) market. Transmission assets could be transferred (at net book value) to, or operated by, a FERC-approved regional transmission organization (RTO). The final report recommends no change to the retail competition structure until an effective competitive wholesale market has been developed. The commission's proposal may be addressed in the legislative session which takes place from January through March 2002, or in a subsequent session. In addition, the FERC has jurisdiction over potential changes which could affect competition in wholesale transactions.

In 1999, the FERC issued its final order on RTOs which, under a variety of structures, provide for the independent operation of transmission systems for a given geographic area. In November 2001, the FERC issued an order providing guidance on how the FERC will proceed with the RTO development. The issues of scope and governance will be addressed within individual RTO dockets, after consultation with the state utility commissions. The issues of standardization of tariffs and market design will be addressed in a separate rulemaking docket. With regard to the operational deadline of the RTOs initially set for December 15, 2001, the FERC, in consultation with the state utility commissions, will set revised timelines in each of the individual RTO dockets.

FPL as well as other investor-owned utilities in Florida had requested that the FPSC open a separate generic docket to address issues related to the utilities' participation in an independent RTO, pursuant to the FERC's 1999 order on RTOs. In June 2001, the FPSC decided to address on an expedited basis the RTO matters in conjunction with the base rate proceeding instead of in a generic docket. In December 2001, the FPSC ordered the utilities to file a modified RTO proposal by March 20, 2002. The FPSC has stated that the proposal should not involve the divestiture of transmission assets initially, but does not preclude the RTO from building or owning transmission assets in the future. In addition, the FPSC urged the utilities to continue participation in discussions with the FERC initiated in mid-2001 regarding the creation of a single RTO for the Southeast region of the United States, but did not recommend them joining it now.

Revenues and Rates - FPL's retail and wholesale utility rate schedules are approved by the FPSC and the FERC, respectively. FPL records unbilled base revenues for the estimated amount of energy delivered to customers but not yet billed. Unbilled base revenues are included in customer receivables and amounted to $146 million and $137 million at December 31, 2001 and 2000, respectively. FPL's operating revenues also include amounts resulting from cost recovery clauses (see Regulation), certain revenue taxes and franchise fees. The majority of the energy produced by FPL Energy's independent power projects is sold through power sales agreements with utilities and revenue is recorded as electricity is delivered.

FPL's current rate agreement, which became effective April 15, 1999 and expires on April 14, 2002, provides for a $350 million reduction in annual revenues from retail base operations allocated to all customers on a cents-per-kilowatt-hour basis. Additionally, the agreement sets forth a revenue sharing mechanism for each of the twelve-month periods covered by the agreement, whereby revenues from retail base operations in excess of a stated threshold are required to be shared on the basis of two-thirds refunded to retail customers and one-third retained by FPL. Revenues from retail base operations in excess of a second threshold are required to be refunded 100% to retail customers. For the twelve-month period ending April 14, 2002, the first threshold is $3.5 billion and the second threshold is $3.656 billion.

The accrual for the refund associated with the revenue sharing mechanism is computed monthly for each twelve-month period of the rate agreement. At the beginning of each twelve-month period, planned revenues are reviewed to determine if it is probable that the threshold will be exceeded. If so, an accrual is recorded each month for a portion of the anticipated refund based on the relative percentage of year-to-date planned revenues to the total estimated revenues for the twelve-month period, plus accrued interest. In addition, if in any month actual revenues are above or below planned revenues, the accrual is increased or decreased as necessary to recognize the effect of this variance on the expected refund amount. The annual refund (including interest) is paid to customers as a credit to their June electric bill. At December 31, 2001 and 2000, the accrual for the revenue refund was approximately $62 million and $57 million, respectively.

The rate agreement also lowered FPL's authorized regulatory return on common equity (ROE) range to 10% - 12%. During the term of the agreement, the achieved ROE may from time to time be outside the authorized range, and the revenue sharing mechanism described above is specified to be the appropriate and exclusive mechanism to address that circumstance. For purposes of calculating ROE, the agreement establishes a cap on FPL's adjusted equity ratio of 55.83%. The adjusted equity ratio reflects a discounted amount for off-balance sheet obligations under certain long-term purchased power contracts. Finally, the rate agreement established a new special depreciation program (see Electric Plant, Depreciation and Amortization) and includes provisions which limit depreciation rates and accruals for nuclear decommissioning and fossil dismantlement costs to the then approved levels and limit amounts recoverable under the environmental compliance cost recovery clause during the term of the rate agreement.

In May 2001, the FPSC ordered FPL to submit minimum filing requirements (MFRs) to initiate a base rate proceeding regarding FPL's future retail rates. FPL completed the filing of MFRs with the FPSC on October 15, 2001 and supplemented these filings with information filed on November 9, 2001. Hearings are scheduled for April 2002 and a final decision is scheduled for June 2002. Any change in base rates would not become effective until after the expiration of FPL's current rate agreement on April 14, 2002. FPL is conducting settlement discussions with the FPSC staff, the State of Florida Office of Public Counsel and other parties. Also, as part of the rate case, the FPSC will consider FPL's request to increase the annual accrual to the storm and property insurance reserve fund (storm fund) by $30 million to $50.3 million. FPL has requested approval to establish a corresponding storm fund reserve objective of $500 million to be achieved over five years. At December 31, 2001, the storm fund reserve totaled approximately $235 million. See Storm Fund.

Electric Plant, Depreciation and Amortization - The cost of additions to units of utility property of FPL and FPL Energy is added to electric utility plant. In accordance with regulatory accounting, the cost of FPL's units of utility property retired, less net salvage, is charged to accumulated depreciation. Maintenance and repairs of property as well as replacements and renewals of items determined to be less than units of utility property are charged to other operations and maintenance (O&M) expenses. At December 31, 2001, the electric generating, transmission, distribution and general facilities of FPL represented approximately 44%, 13%, 37% and 6%, respectively, of FPL's gross investment in electric utility plant in service. Substantially all electric utility plant of FPL is subject to the lien of a mortgage securing FPL's first mortgage bonds. FPL Energy's Doswell generating facility is encumbered by liens against its assets securing bonds issued by an FPL Energy subsidiary in July 2001.

Depreciation of electric property is primarily provided on a straight-line average remaining life basis. FPL includes in depreciation expense a provision for fossil plant dismantlement and nuclear plant decommissioning (see Decommissioning and Dismantlement of Generating Plant). For substantially all of FPL's property, depreciation studies are performed and filed with the FPSC at least every four years. In April 1999, the FPSC granted final approval of FPL's most recent depreciation studies, which were effective January 1, 1998. The weighted annual composite depreciation rate for FPL's electric plant in service was approximately 4.2% for 2001, 4.2% for 2000 and 4.3% for 1999, excluding the effects of decommissioning and dismantlement. Further, these rates exclude the special and plant-related deferred cost amortization discussed below.

Under the current rate agreement that reduced FPL's base rates (see Revenues and Rates), the FPSC allowed FPL to recover, as special depreciation, up to $100 million in each year of the three-year agreement period. The additional depreciation recovery was required to be applied to nuclear and/or fossil generating assets. Under this depreciation program, FPL recorded $100 million of special depreciation in the first twelve-month period and $71 million through December 31, 2000 of the second twelve-month period. Through December 31, 2001, FPL has not recorded any special depreciation for the third twelve-month period. On a calendar year basis, FPL recorded approximately $101 million and $70 million of special depreciation in 2000 and 1999, respectively, and nothing in 2001. FPL also recorded special amortization in the amount of $63 million in 1999 under a previous program approved by the FPSC. These costs are considered recoverable costs and are monitored through the monthly reporting process with the FPSC.

Nuclear Fuel - FPL leases nuclear fuel for all four of its nuclear units. Nuclear fuel lease expense was $70 million, $82 million and $83 million in 2001, 2000 and 1999, respectively. Included in this expense was an interest component of $5 million, $9 million and $8 million in 2001, 2000 and 1999, respectively. Nuclear fuel lease payments and a charge for spent nuclear fuel disposal are charged to fuel expense on a unit of production method. These costs are recovered through the fuel clause. Under certain circumstances of lease termination, FPL is required to purchase all nuclear fuel in whatever form at a purchase price designed to allow the lessor to recover its net investment cost in the fuel, which totaled $133 million at December 31, 2001. For ratemaking, these leases are classified as operating leases. For financial reporting, the capital lease obligation is recorded at the amount due in the event of lease termination.

Decommissioning and Dismantlement of Generating Plant - FPL accrues nuclear decommissioning costs over the expected service life of each unit. Nuclear decommissioning studies are performed at least every five years and are submitted to the FPSC for approval. FPL's latest nuclear decommissioning studies were approved by the FPSC in December 2001 and are effective in May 2002. The changes include a reduction in the annual decommissioning expense accrual to $79 million from $85 million and the reclassification of approximately $99 million of accumulated nuclear amortization to a regulatory liability, which will be amortized over the remaining life of the nuclear units. These studies assume prompt dismantlement for the Turkey Point Units Nos. 3 and 4 with decommissioning activities commencing in 2012 and 2013, respectively, when the current operating licenses expire. Current plans, which are consistent with the term of the existing operating licenses, call for St. Lucie Unit No. 1 to be mothballed beginning in 2016 with decommissioning activities to be integrated with the prompt dismantlement of St. Lucie Unit No. 2 beginning in 2023. These studies also assume that FPL will be storing spent fuel on site pending removal to a U.S. government facility. The studies indicate FPL's portion of the ultimate costs of decommissioning its four nuclear units, including costs associated with spent fuel storage, to be $6.4 billion. Decommissioning expense accruals included in depreciation and amortization expense, were $85 million in each of the years 2001, 2000 and 1999. FPL's portion of the ultimate cost of decommissioning its four units, expressed in 2001 dollars, is currently estimated to aggregate $1.9 billion. At December 31, 2001 and 2000, the accumulated provision for nuclear decommissioning totaled approximately $1.7 billion and $1.5 billion, respectively, and is included in accumulated depreciation. See Electric Plant, Depreciation and Amortization and Accounting for Asset Retirement Obligations.

Similarly, FPL accrues the cost of dismantling its fossil fuel plants over the expected service life of each unit. Fossil fuel plant dismantlement studies are performed and filed with the FPSC at least every four years. FPL's latest fossil fuel plant dismantlement studies were effective January 1, 1999. Fossil dismantlement expense was $16 million in 2001, $14 million in 2000 and $17 million in 1999 and is included in depreciation and amortization expense. FPL's portion of the ultimate cost to dismantle its fossil units is $482 million. At December 31, 2001 and 2000, the accumulated provision for fossil dismantlement totaled $253 million and $246 million, respectively, and is included in accumulated depreciation. See Electric Plant, Depreciation and Amortization.

Restricted trust funds for the payment of future expenditures to decommission FPL's nuclear units are included in special use funds of FPL. Securities held in the decommissioning funds are carried at market value with market adjustments resulting in a corresponding adjustment to the accumulated provision for nuclear decommissioning. See Note 3 - Special Use Funds. Contributions to the funds are based on current period decommissioning expense. Additionally, fund earnings, net of taxes are reinvested in the funds. The tax effects of amounts not yet recognized for tax purposes are included in accumulated deferred income taxes.

Accrual for Major Maintenance Costs - Consistent with regulatory treatment, FPL's estimated nuclear maintenance costs for each nuclear unit's next planned outage are accrued over the period from the end of the last outage to the end of the next planned outage. The accrual for nuclear maintenance costs at December 31, 2001 and 2000 totaled $23 million and $31 million, respectively, and is included in other liabilities. Any difference between the estimated and actual costs is included in O&M expenses when known.

FPL Energy's estimated major maintenance costs for each unit's next planned outage are accrued over the period from the end of the last outage to the end of the next planned outage. The accrual for FPL Energy's major maintenance costs totaled $28 million and $33 million at December 31, 2001 and 2000, respectively. Any difference between the estimated and actual costs is included in O&M expenses when known.

Construction Activity - In accordance with FPSC guidelines, FPL has elected not to capitalize interest or a return on common equity on construction projects. The cost of these construction projects is allowed as an element of rate base. FPL Group's unregulated operations capitalize interest on construction projects. Capitalized interest amounted to $55 million, $23 million and $9 million in 2001, 2000 and 1999, respectively.

Storm Fund - The storm fund provides coverage toward storm damage costs and possible retrospective premium assessments stemming from a nuclear incident under the various insurance programs covering FPL's nuclear generating plants. Securities held in the fund are carried at market value with market adjustments resulting in a corresponding adjustment to the storm and property insurance reserve. See Note 3 - Special Use Funds and Note 15 - Insurance. Fund earnings, net of taxes, are reinvested in the fund. The tax effects of amounts not yet recognized for tax purposes are included in accumulated deferred income taxes. For information concerning FPL's request to the FPSC for an increase in contributions to the storm fund, see Revenues and Rates.

Investments in Partnerships and Joint Ventures - FPL Energy has non-controlling non-majority owned interests in partnerships and joint ventures, essentially all of which are accounted for under the equity method. At December 31, 2001 and 2000, FPL Energy's investment in partnerships and joint ventures totaled $276 million and $196 million, respectively, which are included in other investments on FPL Group's consolidated balance sheets. FPL Energy provides certain services to the partnerships and joint ventures, including O&M and business management services. FPL Group's operating revenues for the years ended December 31, 2001, 2000 and 1999 include approximately $14 million, $15 million and $12 million, respectively, related to such services. The receivables at December 31, 2001 and 2000 for these services, as well as payroll and other payments made on behalf of these investments, were approximately $23 million and $20 million, respectively, and are included in other current assets on FPL Group's consolidated balance sheets. For information regarding notes receivable from these investments, see Note 3.

Investments in Leveraged Leases - Subsidiaries of FPL Group have investments in leveraged leases, which at December 31, 2001 and 2000, totaled $155 million and $154 million, respectively, and are included in other investments on FPL Group's consolidated balance sheets. The related deferred tax liabilities totaled $135 million and $143 million at December 31, 2001 and 2000, respectively, and are included in accumulated deferred income taxes.

Impairment of Long-Lived Assets - FPL Group evaluates on an ongoing basis the recoverability of its assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable as described in FAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." See Note 13.

Cash Equivalents - Cash equivalents consist of short-term, highly liquid investments with original maturities of three months or less.

Retirement of Long-Term Debt - The excess of FPL's reacquisition cost over the book value of long-term debt is deferred and amortized to expense ratably over the remaining life of the original issue, which is consistent with its treatment in the ratemaking process. See Regulation. FPL Group Capital Inc (FPL Group Capital) expenses this cost in the period incurred.

Income Taxes - Deferred income taxes are provided on all significant temporary differences between the financial statement and tax bases of assets and liabilities. FPL Group's subsidiaries are included in the consolidated federal income tax return and determine their income tax provisions on the "separate return method." The deferred regulatory credit - income taxes of FPL represents the revenue equivalent of the difference in accumulated deferred income taxes computed under FAS 109, "Accounting for Income Taxes," as compared to regulatory accounting rules. This amount is being amortized in accordance with the regulatory treatment over the estimated lives of the assets or liabilities which resulted in the initial recognition of the deferred tax amount. Investment tax credits (ITC) for FPL are deferred and amortized to income over the approximate lives of the related property in accordance with the regulatory treatment. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that such assets will be realized.

Energy Trading - FPL Energy engages in limited energy trading activities to optimize the value of electricity and fuel contracts and generating facilities, as well as to take advantage of expected favorable commodity price movements. These activities are accounted for at market value. FPL Energy's unrealized net trading gains and losses are recognized in other - net in FPL Group's consolidated statements of income. FPL Energy's realized gains and losses from trading in financial instruments are recorded net in operating revenues and realized gains and losses from trading in physical power contracts are recorded gross in operating revenues and fuel, purchased power and interchange in FPL Group's consolidated statements of income.

Goodwill and Other Intangible Assets - Effective January 1, 2002, FPL Group adopted FAS 142, "Goodwill and Other Intangible Assets." Under this statement, the amortization of goodwill is no longer permitted. Instead, goodwill is assessed for impairment at least annually by applying a fair-value based test, with the initial impairment test to be completed by June 30, 2002. FPL Group recorded approximately $10 million in goodwill amortization expense in 2001. At December 31, 2001, FPL Group had approximately $365 million of goodwill recorded in other assets. Management is in the process of conducting the initial impairment test and is unable to estimate the effect, if any, on FPL Group's financial statements.

Accounting for Asset Retirement Obligations - In August 2001, the Financial Accounting Standards Board (FASB) issued FAS 143, "Accounting for Asset Retirement Obligations." The statement requires that a liability for the fair value of an asset retirement obligation be recognized in the period in which it is incurred with the offsetting associated asset retirement costs capitalized as part of the carrying amount of the long-lived asset. The asset retirement cost is subsequently allocated to expense using a systematic and rational method over its useful life. FPL and FPL Energy currently accrue for asset retirement obligations over the life of the related asset through depreciation and O&M expenses, respectively. At FPL, the net effect of recording the full fair value of asset retirement obligations and the associated increase in assets pursuant to FAS 143 will, in accordance with regulatory treatment, be recorded as a regulatory asset. Management is in the process of evaluating the impact of implementing FAS 143 and is unable to estimate the effect, if any, on FPL Group's and FPL's financial statements. FPL Group and FPL will be required to adopt FAS 143 beginning in 2003. See Decommissioning and Dismantlement of Generating Plant.

2. Employee Retirement Benefits

FPL Group and its subsidiaries sponsor a noncontributory defined benefit pension plan and defined benefit postretirement plans for health care and life insurance benefits (other benefits) for substantially all employees. The following tables provide a reconciliation of the changes in the plans' benefit obligations, fair value of assets and a statement of the funded status:

	Pension Benefits		Other Benefits

	2001	2000	2001	2000

	(millions)
Change in benefit obligation:
Obligation at October 1 of prior year	$1,205	$1,178	$350	$335
Service cost	48	44	6	5
Interest cost	82	77	23	22
Participant contributions	-	-	1	1
Plan amendments	42	6	-	-
Actuarial (gains) losses - net	55	(20)	29	4
Benefit payments	(79)	(80)	(22)	(17)

Obligation at September 30	1,353	1,205	387	350

Change in plan assets:
Fair value of plan assets at October 1 of prior year	2,750	2,555	98	111
Actual return on plan assets	(117)	284	(1)	7
Participant contributions	-	-	1	1
Benefit payments and expenses	(87)	(89)	(24)	(21)

Fair value of plan assets at September 30	2,546	2,750	74	98

Funded Status:
Funded status at September 30	1,193	1,545	(313)	(252)
Unrecognized prior service cost	(39)	(76)	-	-
Unrecognized transition (asset) obligation	(70)	(93)	38	42
Unrecognized (gain) loss	(591)	(993)	53	15

Prepaid (accrued) benefit cost at FPL Group at December 31	$493	$383	$(222)	$(195)

Prepaid (accrued) benefit cost at FPL at December 31	$473	$371	$(216)	$(191)

The following table provides the components of net periodic benefit cost for the plans:

	Pension Benefits			Other Benefits

	Years Ended December 31,			Years Ended December 31,

	2001	2000	1999	2001	2000	1999

	(millions)

Service cost	$48	$44	$46	$6	$5	$6
Interest cost	82	77	71	24	21	21
Expected return on plan assets	(185)	(172)	(156)	(7)	(7)	(7)
Amortization of transition (asset) obligation	(23)	(23)	(23)	3	4	3
Amortization of prior service cost	5	(7)	(8)	-	-	-
Amortization of (gains) losses	(37)	(31)	(22)	-	-	1
Effect of Maine acquisition	-	-	-	-	-	2

Net periodic (benefit) cost at FPL Group	$(110)	$(112)	$(92)	$26	$23	$26

Net periodic (benefit) cost at FPL	$(102)	$(108)	$(89)	$25	$23	$23

The weighted-average discount rate used in determining the benefit obligations was 6.25% and 6.75% for 2001 and 2000, respectively. The assumed level of increase in future compensation levels was 5.5% for all years. The expected long-term rate of return on plan assets was 7.75% for all years.

Based on the current discount rates and current health care costs (as related to other benefits), the projected 2002 trend assumptions used to measure the expected cost of benefits covered by the plans are 5.4% for persons up to age 65 and 5.2% thereafter. The rate is assumed to decrease over the next two years to the ultimate trend rate of 5% for all age groups and remain at that level thereafter.

Assumed health care cost trend rates can have a significant effect on the amounts reported for the health care plans. A 1% increase or decrease in assumed health care cost trend rates would have a corresponding effect on the service and interest cost components and the accumulated obligation of other benefits of approximately $1 million and $12 million, respectively.

3. Financial Instruments

The carrying amounts of cash equivalents, commercial paper and note payable approximate fair values. At December 31, 2001 and 2000, other investments of FPL Group included financial instruments of approximately $600 million and $300 million, respectively, the majority of which consist of notes receivable that are carried at estimated fair value or cost, which approximates fair value. Notes receivable (long-and short-term) include approximately $120 million and $160 million at December 31, 2001 and 2000, respectively, due from partnerships and joint ventures in which FPL Energy has an ownership interest. The notes receivable mature 2002-14 and the majority bear interest at variable rates, which ranged from 5.575% to 8.7% at December 31, 2001 and 7% to 11.66% at December 31, 2000. Interest income on these notes totaling approximately $12 million, $13 million and $11 million for the years ended December 31, 2001, 2000 and 1999, respectively, is included in other - net in FPL Group's consolidated statements of income. The associated receivables as of December 31, 2001 and 2000 were approximately $0.5 million and $2 million, respectively, and are included in other current assets on FPL Group's consolidated balance sheets.

The following estimates of the fair value of financial instruments have been made using available market information and other valuation methodologies. However, the use of different market assumptions or methods of valuation could result in different estimated fair values.

		December 31,

		2001			2000

		Carrying Amount	Estimated Fair Value		Carrying Amount	Estimated Fair Value

		(millions)
Long-term debt of FPL, including current maturities		$2,579	$2,653 (a)		$2,642	$2,621 (a)
Long-term debt of FPL Group, including current maturities		$4,890	$5,080 (a)		$4,041	$4,080 (a)
_____________________
(a)			Based on quoted market prices for these or similar issues.

Special Use Funds - The special use funds consist of storm fund assets totaling $145 million and $140 million, and nuclear decommissioning fund assets totaling $1.463 billion and $1.357 billion at December 31, 2001 and 2000, respectively. Securities held in the special use funds are carried at estimated fair value based on quoted market prices. The nuclear decommissioning fund consists of approximately 40% equity securities and 60% municipal, government, corporate and mortgage- and other asset-backed debt securities with a weighted-average maturity of approximately eight years. The storm fund primarily consists of municipal debt securities with a weighted-average maturity of approximately five years. The cost of securities sold is determined on the specific identification method. The funds had approximate realized gains of $30 million and approximate realized losses of $16 million in 2001, $8 million and $15 million in 2000 and $32 million and $22 million in 1999, respectively. The funds had unrealized gains of approximately $208 million and $258 million at December 31, 2001 and 2000, respectively; the unrealized losses at those dates were approximately $9 million and $4 million. The proceeds from the sale of securities in 2001, 2000 and 1999 were approximately $1.8 billion, $2.0 billion and $2.7 billion, respectively.

4. Common Stock
Earnings per share - The reconciliation of basic and diluted earnings per share is shown below:

			Years Ended December 31,

			2001	2000	1999

			(millions, except per share amounts)

Numerator (basic and assuming dilution):
Net income			$781	$704	$697

Denominator:
Weighted-average number of shares outstanding - basic			168.7	169.9	171.3
Performance awards and options			0.2	0.3	0.2

Weighted-average number of shares outstanding - assuming dilution			168.9	170.2	171.5

Earnings per share:
Basic			$4.63	$4.14	$4.07
Assuming dilution			$4.62	$4.14	$4.07

Shares issuable upon the exercise of stock options, which were not included in the denominator above due to their antidilutive effect, were 1.6 million in 2001, none in 2000 and 0.2 million in 1999.

In February 2002, FPL Group issued publicly-traded equity units which include a purchase contract that will be reflected in diluted earnings per share calculations using the treasury stock method. See Note 8.

Common Stock Dividend Restrictions - FPL Group's charter does not limit the dividends that may be paid on its common stock. As a practical matter, the ability of FPL Group to pay dividends on its common stock is dependent upon dividends paid to it by its subsidiaries, primarily FPL. FPL's charter and a mortgage securing FPL's first mortgage bonds contain provisions that, under certain conditions, restrict the payment of dividends and other distributions to FPL Group. These restrictions do not currently limit FPL's ability to pay dividends to FPL Group. In 2001, 2000 and 1999, FPL paid, as dividends to FPL Group, its net income available to FPL Group on a one-month lag basis.

Employee Stock Ownership Plan (ESOP) - The employee thrift plans of FPL Group include a leveraged ESOP feature. Shares of common stock held by the Trust for the thrift plans (Trust) are used to provide all or a portion of the employers' matching contributions. Dividends received on all shares, along with cash contributions from the employers, are used to pay principal and interest on an ESOP loan held by FPL Group Capital. Dividends on shares allocated to employee accounts and used by the Trust for debt service are replaced with an equivalent amount of shares of common stock at prevailing market prices.

ESOP-related compensation expense of approximately $24 million, $22 million and $21 million in 2001, 2000 and 1999, respectively, was recognized based on the fair value of shares allocated to employee accounts during the period. Interest income on the ESOP loan is eliminated in consolidation. ESOP-related unearned compensation included as a reduction of shareholders' equity at December 31, 2001 was approximately $202 million, representing 7 million unallocated shares at the original issue price of $29 per share. The fair value of the ESOP-related unearned compensation account using the closing price of FPL Group stock at December 31, 2001 was approximately $393 million.

Long-Term Incentive Plan - At December 31, 2001, approximately 9 million shares of common stock are reserved and 8.7 million available for awards to officers and employees of FPL Group and its subsidiaries under FPL Group's long-term incentive plan. Restricted stock is issued at market value at the date of grant, typically vests within four years and is subject to, among other things, restrictions on transferability. Performance awards are typically payable at the end of a three- or four-year performance period and are subject to risk of forfeiture if the specified performance criteria are not met within the vesting period.

The changes in awards under the incentive plan are as follows:
				Options (a)

		Restricted Stock	Performance Awards (a)	Number	Weighted-Average Exercise Price

Balances, December 31, 1998		216,800	510,620	-	-
	Granted	210,100 (b)	294,662 (c)	1,300,000 (d)	$51.53
	Paid/released	-	(78,640)	-	-
	Forfeited	(13,500)	(80,027)	(200,000)	$51.16

Balances, December 31, 1999		413,400	646,615	1,100,000	$51.59
	Granted	28,350 (b)	465,614 (c)	564,950 (d)	$39.64
	Paid/released/exercised	(264,800)	(1,038,375)	(1,060,726)	$49.88
	Forfeited	(95,700)	(54,854)	(212,056)	$50.51

Balances, December 31, 2000		81,250	19,000	392,168	$39.58
	Granted	263,825 (b)	617,420 (c)	2,009,200 (d)	$62.04
	Paid/released/exercised	(6,600)	(41,492)	(120,380)	$39.01
	Forfeited	(30,750)	(49,849)	(137,174)	$62.61

Balances, December 31, 2001		307,725	545,079	2,143,814 (e)	$59.19

_____________________
(a)

Performance awards and options resulted in 169,621, 373,431 and 252,572 assumed incremental shares of common stock outstanding for purposes of computing diluted earnings per share in 2001, 2000 and 1999, respectively.

(b)	The weighted-average grant date fair value of restricted stock granted in 2001, 2000 and 1999 was $60.19, $45.55 and $53.21 per share, respectively.
(c)	The weighted-average grant date fair value of performance awards in 2001, 2000 and 1999 was $70.25, $41.25 and $61.19 per share, respectively.
(d)	The exercise price of each option granted in 2001, 2000 and 1999 equaled the market price of FPL Group stock on the date of grant.
(e)

Of the options outstanding at December 31, 2001, 271,514 options were exercisable and had an exercise price ranging from $38.13 to $47.63 per share with a weighted-average exercise price of $39.83 per share and a weighted-average remaining contractual life of 8.2 years. The remainder of the outstanding options had exercise prices ranging from $54.00 to $65.13 per share with a weighted-average exercise price of $61.99 per share and a weighted-average remaining contractual life of 9.3 years.

FAS 123, "Accounting for Stock-Based Compensation," encourages a fair value based method of accounting for stock-based compensation. FPL Group, however, uses the intrinsic value based method of accounting as permitted by the statement. Stock-based compensation expense was approximately $22 million, $80 million and $13 million in 2001, 2000 and 1999, respectively. Stock-based compensation expense in 2000 reflects merger-related costs associated with the change in control provisions in FPL Group's long-term incentive plan. Compensation expense for restricted stock and performance shares is the same under the fair value and the intrinsic value based methods. Had compensation expense for the options been determined as prescribed by the fair value based method, FPL Group's net income and earnings per share would have been $775 million and $4.60 ($4.59 assuming dilution) in 2001, $696 million and $4.10 ($4.09 assuming dilution) in 2000 and $696 million and $4.06 (basic and assuming dilution) in 1999, respectively.

The fair value of the options granted in 2001, 2000 and 1999 were estimated on the date of the grant using the Black-Scholes option-pricing model with a weighted-average expected dividend yield of 4.23%, 3.82% and 3.81%, a weighted-average expected volatility of 19.01%, 20.27% and 17.88%, a weighted-average risk-free interest rate of 4.98%, 6.59% and 5.46% and a weighted-average expected term of 7 years, 10 years and 9.3 years, respectively.

Other - Each share of common stock has been granted a Preferred Share Purchase Right (Right), at an exercise price of $120, subject to adjustment, in the event of certain attempted business combinations. The Rights will cause substantial dilution to a person or group attempting to acquire FPL Group on terms not approved by FPL Group's board of directors.

5. Accounting for Derivative Instruments

Effective January 1, 2001, FPL Group and FPL adopted FAS 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by FAS 137 and 138 (collectively, FAS 133). As a result, beginning in January 2001, derivative instruments are recorded on FPL Group's and FPL's balance sheets as either an asset or liability (in other current assets, other assets, other current liabilities and other liabilities) measured at fair value. FPL Group and FPL use derivative instruments (primarily swaps, options, futures and forwards) to manage the commodity price risk inherent in fuel purchases and electricity sales, as well as to optimize the value of power generation assets.

At FPL, changes in fair value are deferred as a regulatory asset or liability until the contracts are settled. Upon settlement, any gains or losses will be passed through the fuel clause and the capacity cost recovery clause (capacity clause).

For FPL Group's unregulated operations, predominantly FPL Energy, changes in the derivatives' fair value are recognized currently in earnings (in other - net) unless hedge accounting is applied. While substantially all of FPL Energy's derivative transactions are entered into for the purposes described above, hedge accounting is only applied where specific criteria are met and it is practicable to do so. In order to apply hedge accounting, the transaction must be designated as a hedge and it must be highly effective. The hedging instrument's effectiveness is assessed utilizing regression analysis at the inception of the hedge and on at least a quarterly basis throughout its life. Hedges are considered highly effective when a correlation coefficient of .8 or higher is achieved. Substantially all of the transactions that FPL Group has designated as hedges are cash flow hedges which have expiration dates through December 2005. The effective portion of the gain or loss on a derivative instrument designated as a cash flow hedge is reported as a component of other comprehensive income and is reclassified into earnings in the period(s) during which the transaction being hedged affects earnings. The ineffective portion of these hedges flows through earnings in the current period. Settlement gains and losses are included within the line items in the statements of income to which they relate.

In January 2001, FPL Group recorded in other - net a $2 million loss as the cumulative effect on FPL Group's earnings of a change in accounting principle representing the effect of those derivative instruments for which hedge accounting was not applied. For those contracts where hedge accounting was applied, the adoption of the new rules resulted in a credit of approximately $10 million to other comprehensive income for FPL Group.

During 2001, the FASB discussed and, from time to time throughout the year, issued guidance regarding when certain contracts for the purchase and sale of power and certain fuel supply contracts can be excluded from the provisions of FAS 133. In December 2001, final guidance on these issues was released and will be effective beginning April 1, 2002. Management is in the process of evaluating the new guidance and is unable to estimate the effects, if any, on FPL Group's and FPL's financial statements. One possible result of management's evaluation could be that certain of these contracts will have to be recorded on the balance sheet at fair value, with changes in fair value recorded in the income statement each reporting period.

6. Comprehensive Income
The following table provides the components of comprehensive income and accumulated other comprehensive income (loss):

		Accumulated Other Comprehensive Income (Loss)

	Net Income	Net Unrealized Gains (Losses) On Cash Flow Hedges	Other	Total	Comprehensive Income

	(millions)
Balances, December 31, 1998		$-	$1	$1
Net income	$697				$697
Net unrealized loss on securities (net of $1 tax benefit)		-	(2)	(2)	(2)

Balances, December 31, 1999		-	(1)	(1)	$695

Net income	$704				$704
Net unrealized gain on securities (net of $1 tax expense)		-	1	1	1

Balances, December 31, 2000		-	-	-	$705

Net income	$781				$781
Net unrealized loss on cash flow hedges:
FAS 133 transition adjustment (net of $6 tax expense)		10	-	10	10
Net unrealized loss (net of $13 tax benefit)		(21)	-	(21)	(21)
Reclassification adjustment (net of $2 tax expense)		3	-	3	3

Balances, December 31, 2001		$(8)	$-	$(8)	$773

7. Preferred Stock

FPL Group's charter authorizes the issuance of 100 million shares of serial preferred stock, $0.01 par value. None of these shares is outstanding. FPL Group has reserved 3 million shares for issuance upon exercise of preferred share purchase rights which expire in June 2006. Preferred stock of FPL consists of the following:(a)

		December 31, 2001

		Shares Outstanding	Redemption Price		December 31,

					2001	2000

					(millions)
Cumulative, $100 Par Value, without sinking fund requirements,
	authorized 15,822,500 shares:
	4 1/2% Series	100,000	$101.00		$10	$10
	4 1/2% Series A	50,000	$101.00		5	5
	4 1/2% Series B	50,000	$101.00		5	5
	4 1/2% Series C	62,500	$103.00		6	6
	4.32% Series D	50,000	$103.50		5	5
	4.35% Series E	50,000	$102.00		5	5
	6.98% Series S	750,000	$103.49	(b)	75	75
	7.05% Series T	500,000	$103.52	(b)	50	50
	6.75% Series U	650,000	$103.37	(b)	65	65

Total preferred stock of FPL		2,262,500			$226	$226

_____________________
(a)

FPL's charter also authorizes the issuance of 5 million shares of subordinated preferred stock, no par value. None of these shares is outstanding. There were no issuances or redemptions of preferred stock in 2001, 2000 or 1999.

(b)	Not callable prior to 2003.
8. Debt
Long-term debt consists of the following:
	December 31,

	2001	2000

	(millions)
FPL:
First mortgage bonds:
Maturing through 2005 - 6 5/8% to 6 7/8%	$725	$725
Maturing 2008 through 2016 - 5 7/8% to 7.3%	650	650
Maturing 2023 through 2026 - 7% to 7 3/4%	516	516
Medium-term notes - maturing 2003 - 5.79%	70	70
Pollution control and industrial development series -
maturing 2023 through 2027 - 6.7% to 7.5%	24	41
Pollution control, solid waste disposal and industrial development revenue bonds -
maturing 2020 through 2029 - variable, 2.8% and 3.4% average
annual interest rates, respectively	609	658
Unamortized discount	(15)	(18)

Total long-term debt of FPL	2,579	2,642
Less current maturities, included in other current liabilities	-	65

Long-term debt of FPL, excluding current maturities	2,579	2,577

FPL Group Capital:
Debentures - maturing 2004 through 2009 - 6 1/8% to 7 5/8%	1,900	1,400
Other long-term debt - maturing 2013 - 7.35%	5	5
Unamortized discount	(8)	(6)

Total long-term debt of FPL Group Capital	1,897	1,399

FPL Energy:
Senior secured bonds - maturing 2019 - 7.52%	414	-
Less current maturities, included in other current liabilities	32	-

Long-term debt of FPL Energy, excluding current maturities	382	-

Total long-term debt	$4,858	$3,976

Minimum annual maturities of long-term debt for FPL Group are approximately $32 million, $205 million, $337 million, $541 million and $635 million for 2002, 2003, 2004, 2005 and 2006, respectively. The corresponding amounts for FPL are $170 million, $125 million and $500 million for 2003, 2004 and 2005, respectively.

At December 31, 2001, commercial paper borrowings and FPL Group's note payable had a weighted-average interest rate of 2.19% for FPL Group (1.83% for FPL). Available lines of credit aggregated $3 billion ($2 billion for FPL Group Capital and $1 billion for FPL) at December 31, 2001, all of which were based on firm commitments.

In February 2002, FPL Group sold a total of 11.5 million publicly-traded equity units known as Corporate Units, and in connection with that financing, FPL Group Capital issued $575 million principal amount of 4.75% debentures due February 16, 2007. The interest rate on the debentures is expected to be reset on or after November 16, 2004. Payment of FPL Group Capital debentures is absolutely, irrevocably and unconditionally guaranteed by FPL Group. Each Corporate Unit initially consisted of a $50 FPL Group Capital debenture and a purchase contract pursuant to which the holder will purchase $50 of FPL Group common shares on or before February 16, 2005, and FPL Group will make payments of 3.75% of the unit's $50 stated value until the shares are purchased. Under the terms of the purchase contracts, FPL Group will issue between 9,271,300 and 10,939,950 shares of common stock in connection with the settlement of the purchase contracts (subject to adjustment in certain circumstances). Prior to the issuance of FPL Group's common stock, the purchase contracts will be reflected in FPL Group's diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of FPL Group common stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares that would be issued upon settlement of the purchase contracts less the number of shares that could be purchased by FPL Group in the market, at the average market price during the period, using the proceeds receivable upon settlement. Consequently, FPL Group anticipates that there will not be a dilutive effect on its earnings per share except during periods when the average market price of its common stock is above $62.02.

9. Income Taxes
The components of income taxes are as follows:
	FPL Group			FPL

	Years Ended December 31,			Years Ended December 31,

	2001	2000	1999	2001	2000	1999

	(millions)
Federal:
Current	$432	$77	$511	$543	$87	$383
Deferred	(49)	239	(196)	(190)	231	(88)
ITC and other - net	(49)	(35)	(29)	(22)	(22)	(21)

Total federal	334	281	286	331	296	274

State:
Current	55	6	55	90	13	62
Deferred	(10)	49	(18)	(28)	42	(9)

Total state	45	55	37	62	55	53

Income taxes charged to operations - FPL				393	351	327
Credited to other income (deductions) - FPL				(10)	(10)	(3)

Total income taxes	$379	$336	$323	$383	$341	$324

A reconciliation between the effective income tax rates and the applicable statutory rates is as follows:

	FPL Group			FPL

	Years Ended December 31,			Years Ended December 31,

	2001	2000	1999	2001	2000	1999

Statutory federal income tax rate	35.0%	35.0%	35.0%	35.0%	35.0%	35.0%
Increases (reductions) resulting from:
State income taxes - net of federal income tax benefit	2.5	3.5	2.4	3.7	3.7	3.8
Amortization of ITC	(1.9)	(2.1)	(2.1)	(2.0)	(2.3)	(2.3)
Production tax credits - FPL Energy	(2.3)	(1.3)	(0.8)	-	-	-
Amortization of deferred regulatory credit - income taxes	(1.0)	(1.2)	(1.3)	(1.1)	(1.3)	(1.5)
Adjustments of prior years' tax matters	(0.8)	(2.7)	(2.7)	(0.6)	-	(0.1)
Preferred stock dividends - FPL	0.5	0.5	0.5	-	-	-
Other - net	0.7	0.6	0.6	0.6	0.3	0.5

Effective income tax rate	32.7%	32.3%	31.6%	35.6%	35.4%	35.4%

The income tax effects of temporary differences giving rise to consolidated deferred income tax liabilities and assets are as follows:
	FPL Group		FPL

	December 31,		December 31,

	2001	2000	2001	2000

	(millions)
Deferred tax liabilities:
Property-related	$1,294	$1,338	$1,196	$1,291
Investment-related	466	398	-	-
Other	545	630	431	520

Total deferred tax liabilities	2,305	2,366	1,627	1,811

Deferred tax assets and valuation allowance:
Asset writedowns and capital loss carryforward	159	156	-	-
Unamortized ITC and deferred regulatory credit - income taxes	88	104	88	104
Storm and decommissioning reserves	292	277	292	277
Other	489	474	377	346
Valuation allowance	(25)	(23)	-	-

Net deferred tax assets	1,003	988	757	727

Accumulated deferred income taxes	$1,302	$1,378	$870	$1,084

The carryforward period for a capital loss from the disposition in a prior year of an FPL Group Capital subsidiary expired at the end of 1996. The amount of the deductible loss from this disposition was limited by Internal Revenue Service (IRS) rules. FPL Group is challenging the IRS loss limitation and the IRS is disputing certain other positions taken by FPL Group. Tax benefits, if any, associated with these matters will be reported in future periods when resolved.

10. Jointly-Owned Electric Utility Plant

FPL owns approximately 85% of St. Lucie Unit No. 2, 20% of the St. Johns River Power Park units and coal terminal and approximately 76% of Scherer Unit No. 4. At December 31, 2001, the proportionate share of FPL's gross investment in these units was $1.171 billion, $328 million and $566 million, respectively; accumulated depreciation was $793 million, $178 million and $308 million, respectively.

FPL is responsible for its share of the operating costs, as well as providing its own financing. These costs are included in FPL Group's and FPL's consolidated statements of income. At December 31, 2001, there was no significant balance of construction work in progress on these facilities. See Note 15 - Litigation.

11. Merger

In July 2000, FPL Group and Entergy Corporation (Entergy) announced a proposed merger, which was approved by the shareholders of the respective companies in December 2000. Subsequently, a number of factors led FPL Group to conclude the merger would not achieve the synergies or create the shareholder value originally contemplated when the merger was announced. As a result, on April 1, 2001, FPL Group and Entergy mutually terminated the merger agreement. Both companies agreed that no termination fee is payable under the terms of the merger agreement as a result of this termination. Each company will bear its own merger-related expenses.

FPL Group recorded $30 million and $67 million in merger-related expenses in 2001 and 2000, respectively, of which FPL recorded $26 million ($16 million after-tax) and $62 million ($38 million after-tax). FPL Energy recorded $2 million ($1 million after-tax) in 2000 and Corporate and Other recorded $4 million ($3 million after-tax) and $3 million ($2 million after-tax) in 2001 and 2000, respectively.

12. Settlement of Litigation

In October 1999, FPL and the Florida Municipal Power Agency (FMPA) entered into a settlement agreement pursuant to which FPL agreed to pay FMPA a cash settlement; FPL agreed to reduce the demand charge on an existing power purchase agreement; and FPL and FMPA agreed to enter into a new power purchase agreement giving FMPA the right to purchase limited amounts of power in the future at a specified price. FMPA agreed to dismiss the lawsuit with prejudice, and both parties agreed to exchange mutual releases. The settlement reduced FPL's 1999 net income by $42 million.

In September 2000, a bankruptcy court approved the settlement of a contract dispute between FPL and two qualifying facilities. The settlement was approved by the FPSC in October 2000. In December 2000, under the terms of the settlement, the trustee was paid $222.5 million plus security deposits. The funds were subsequently distributed by the trustee as directed by the bankruptcy court. FPL will recover the cost of the settlement through the fuel and capacity clauses over a five-year period beginning January 1, 2002. Also, from the payment date to December 31, 2001, FPL did not receive a return on the unrecovered amount through the fuel and capacity clauses, but instead, the settlement amount was included as a rate base regulatory asset over that period. See Note 1 - Regulation.

13. Acquisition of Maine Assets

In 1999, FPL Energy completed the purchase of Central Maine Power Company's (CMP) non-nuclear generating assets, primarily fossil and hydro power plants, for $866 million. The purchase price was based on an agreement, subject to regulatory approvals, reached with CMP in January 1998. In October 1998, the FERC struck down transmission rules that had been in effect in New England since the 1970s. FPL Energy filed a lawsuit in November 1998 requesting a declaratory judgment that CMP could not meet the essential terms of the purchase agreement and, as a result, FPL Energy should not be required to complete the transaction. FPL Energy believed these FERC rulings regarding transmission constituted a material adverse effect under the purchase agreement because of the significant decline in the value of the assets caused by the rulings. The request for declaratory judgment was denied in 1999 and the acquisition was completed. The acquisition was accounted for under the purchase method of accounting, and the results of operating the Maine plants have been included in the consolidated financial statements since the acquisition date.

The FERC rulings regarding transmission, as well as the announcement of new entrants into the market and changes in fuel prices since January 1998, resulted in FPL Energy recording a $176 million pre-tax impairment loss to write down the fossil assets to their fair value, which was determined based on a discounted cash flow analysis. The impairment loss reduced FPL Group's 1999 results of operations and earnings per share by $104 million and $0.61 per share, respectively.

Most of the remainder of the purchase price was allocated to the hydro operations. The hydro plants and related goodwill are being amortized on a straight-line basis over the 40-year term of the hydro plant operating licenses. See Note 1 - Goodwill and Other Intangible Assets.

14. Divestiture of Cable Investments

In January 1999, an FPL Group Capital subsidiary sold 3.5 million common shares of Adelphia Communications Corporation stock and in October 1999 had its one-third ownership interest in a cable limited partnership redeemed, resulting in after-tax gains of approximately $96 million and $66 million, respectively. Both investments had been accounted for under the equity method.

15. Commitments and Contingencies

Commitments - FPL has made commitments in connection with a portion of its projected capital expenditures. Capital expenditures for the construction or acquisition of additional facilities and equipment to meet customer demand are estimated to be approximately $4.4 billion for 2002 through 2004, including approximately $1.3 billion for 2002. At December 31, 2001, FPL Energy has made commitments in connection with the development and expansion of independent power projects totaling approximately $828 million. At December 31, 2001, subsidiaries of FPL Group, other than FPL, have guaranteed approximately $966 million of lease obligations, prompt performance payments, purchase and sale of power and fuel agreement obligations, debt service payments and other payments subject to certain contingencies.

Off-Balance Sheet Financing Arrangements - In 2000, an FPL Energy subsidiary entered into an operating lease agreement with a special purpose entity (SPE) lessor to lease a 535 megawatt (mw) combined-cycle power generation plant. At the inception of the lease, the lessor obtained the funding commitments required to complete the acquisition, development and construction of the plant through debt and equity contributions from investors who are not affiliated with FPL Group. At December 31, 2001 and 2000, the lessor had drawn $298 million and $127 million, respectively, on a $425 million total commitment. Construction is expected to be completed in the third quarter of 2002. The FPL Energy subsidiary is acting as the lessor's agent to construct the plant and, upon completion, will lease the plant for a term of five years. Generally, if the FPL Energy subsidiary defaults during the construction period on its obligations under the agreement, a residual value guarantee payment equal to 89.9% of lessor capitalized costs incurred to date must be made by the FPL Energy subsidiary. However, under certain limited events of default during the construction period and the post-construction lease term, the FPL Energy subsidiary can be required to purchase the plant for 100% of costs incurred to date. Once construction is complete, the FPL Energy subsidiary is required to make rent payments in amounts intended to cover the lessor's debt service, a stated yield to equity holders and certain other costs; these payments are estimated to be $3 million in 2002, $13 million in each of the years 2003-06 and $10 million thereafter. The FPL Energy subsidiary has the option to purchase the plant for 100% of costs incurred to date at any time during construction or the remaining lease term. If the FPL Energy subsidiary does not elect to purchase the plant at the end of the lease term, a residual value guarantee (equal to 85% of total costs) must be paid and the plant will be sold. Any proceeds received by the lessor in excess of the outstanding debt and equity will be given to the FPL Energy subsidiary. FPL Group Capital has guaranteed the FPL Energy subsidiary's obligations under the lease agreement, which are included in the $966 million of guarantees discussed above. Additionally, at December 31, 2001, FPL Energy has posted cash collateral related to this transaction of $256 million (included in other assets on FPL Group's consolidated balance sheets). The equity holder controls the lessor. The lessor has represented that it has essentially no assets or obligations other than the plant under construction and the related debt and that total assets, total liabilities and equity of the lessor at December 31, 2001 were $307 million, $296 million and $11 million, respectively.

Also in 2000, another FPL Energy subsidiary entered into an operating lease agreement with an SPE related to the construction of certain turbines and related equipment (equipment). At the inception of the lease, the SPE arranged a total credit facility of $650 million to be funded through debt and equity contributions from investors who are not affiliated with FPL Group. At December 31, 2001 and 2000, the amounts outstanding under the facility were $42 million and $14 million, respectively. Generally, if the FPL Energy subsidiary defaults during the construction period on its obligations under the agreement, a residual value guarantee payment equal to 89.9% of costs incurred to date must be made by the FPL Energy subsidiary. However, under certain limited events of default, the FPL Energy subsidiary can be required to purchase all equipment then in the facility for 100% of costs incurred to date. At any time during the construction period, FPL Energy may purchase any equipment for 100% of payments made to date by the SPE to the equipment vendors. Upon completion of each item of equipment, FPL Energy may choose to purchase the equipment, remarket the equipment to another party or continue under the operating lease agreement to lease the equipment for the remainder of the five year term. The minimum annual lease payments are estimated to be $1 million, $6 million, $8 million, $7 million and $2 million for 2002, 2003, 2004, 2005 and 2006, respectively. If FPL Energy chooses to continue the lease, and does not choose to purchase the equipment at the end of the lease term, the FPL Energy subsidiary is subject to a residual value guarantee payment of 84% of the equipment cost. FPL Group Capital has guaranteed the FPL Energy subsidiary's obligations under the agreement, which are included in the $966 million of guarantees discussed above. The equity holder controls the lessor. The lessor has represented that it has essentially no assets or obligations other than the equipment under construction and the related debt and that total assets, total liabilities and equity of the SPE at December 31, 2001 were $41.7 million, $40.4 million and $1.3 million, respectively.

Insurance - Liability for accidents at nuclear power plants is governed by the Price-Anderson Act, which limits the liability of nuclear reactor owners to the amount of the insurance available from private sources and under an industry retrospective payment plan. In accordance with this Act, FPL maintains $200 million of private liability insurance, which is the maximum obtainable, and participates in a secondary financial protection system under which it is subject to retrospective assessments of up to $363 million per incident at any nuclear utility reactor in the United States, payable at a rate not to exceed $43 million per incident per year.

FPL participates in nuclear insurance mutual companies that provide $2.75 billion of limited insurance coverage for property damage, decontamination and premature decommissioning risks at its nuclear plants. The proceeds from such insurance, however, must first be used for reactor stabilization and site decontamination before they can be used for plant repair. FPL also participates in an insurance program that provides limited coverage for replacement power costs if a nuclear plant is out of service because of an accident. In the event of an accident at one of FPL's or another participating insured's nuclear plants, FPL could be assessed up to $71 million in retrospective premiums.

In the event of a catastrophic loss at one of FPL's nuclear plants, the amount of insurance available may not be adequate to cover property damage and other expenses incurred. Uninsured losses, to the extent not recovered through rates, would be borne by FPL and could have a material adverse effect on FPL Group's and FPL's financial condition.

FPL self-insures the majority of its transmission and distribution (T&D) property due to the high cost and limited coverage available from third-party insurers. As approved by the FPSC, FPL maintains a funded storm and property insurance reserve, which totaled approximately $235 million at December 31, 2001, for uninsured property storm damage or assessments under the nuclear insurance program. Recovery from customers of any losses in excess of the storm and property insurance reserve will require the approval of the FPSC. FPL's available lines of credit provide additional liquidity in the event of a T&D property loss. See Note 8.

Contracts - FPL Group has a long-term agreement for the supply of gas turbines through 2004 and for parts, repairs and on-site services through 2011, some of which have been assigned to the SPE that is funding the construction of turbines. See Off-Balance Sheet Financing Arrangements. In addition, FPL Energy has entered into various engineering, procurement and construction contracts to support its development activities through 2004. All of these contracts are intended to support expansion, primarily at FPL Energy, and the related commitments are included in Commitments above.

FPL has entered into long-term purchased power and fuel contracts. Take-or-pay purchased power contracts with the Jacksonville Electric Authority (JEA) and with subsidiaries of The Southern Company (Southern Companies) provide approximately 1,300 mw of power through mid-2010 and 388 mw thereafter through 2021. FPL also has various firm pay-for-performance contracts to purchase approximately 900 mw from certain cogenerators and small power producers (qualifying facilities) with expiration dates ranging from 2002 through 2026. The purchased power contracts provide for capacity and energy payments. Energy payments are based on the actual power taken under these contracts and the Southern Companies' contract is subject to minimum quantities. Capacity payments for the pay-for-performance contracts are subject to the qualifying facilities meeting certain contract conditions. In 2001, FPL entered into agreements with several electricity suppliers to purchase an aggregate of up to approximately 1,300 mw of power with expiration dates ranging from 2003 through 2007. In general, the agreements require FPL to make capacity payments and supply the fuel consumed by the plants under the contracts. FPL has medium- to long-term contracts for the transportation and supply of natural gas, coal and oil with various expiration dates through 2022. FPL Energy has long-term contracts for the transportation and supply of natural gas with expiration dates ranging from 2005 through 2017, and a contract for the supply of natural gas that expires in mid-2002.

The required capacity and minimum payments through 2006 under these contracts are estimated to be as follows:

	2002	2003	2004	2005	2006

	(millions)
FPL:
Capacity payments:
JEA and Southern Companies	$190	$190	$190	$190	$200
Qualifying facilities	$340	$350	$360	$360	$310
Other electricity suppliers	$80	$100	$100	$45	$35
Minimum payments, at projected prices:
Southern Companies - energy	$50	$60	$50	$60	$60
Natural gas, including transportation	$580	$240	$200	$200	$180
Coal	$40	$25	$15	$15	$10
Oil	$375	$-	$-	$-	$-
FPL Energy:
Natural gas transportation	$20	$20	$15	$15	$15
Charges under these contracts were as follows:
		2001 Charges				2000 Charges				1999 Charges

		Capacity		Energy/ Fuel		Capacity		Energy/ Fuel		Capacity		Energy/ Fuel

		(millions)
FPL:
	JEA and Southern Companies	$197	(a)	$169	(b)	$198	(a)	$153	(b)	$186	(a)	$132	(b)
	Qualifying facilities	$314	(c)	$124	(b)	$318	(c)	$135	(b)	$319	(c)	$121	(b)
	Other electricity suppliers	$25	(c)	$6	(b)	$-		$-		$-		$-
	Natural gas, including transportation	$-		$763	(b)	$-		$567	(b)	$-		$373	(b)
	Coal	$-		$49	(b)	$-		$50	(b)	$-		$43	(b)
	Oil	$-		$294	(b)	$-		$354	(b)	$-		$115	(b)
FPL Energy:
	Natural gas, including transportation and storage	$-		$17		$-		$17		$-		$16
_____________________
(a)	Recoverable through base rates and the capacity clause.
(b)	Recoverable through the fuel clause.
(c)	Recoverable through the capacity clause.

Litigation - In 1999, the Attorney General of the United States, on behalf of the U.S. Environmental Protection Agency (EPA), brought an action against Georgia Power Company and other subsidiaries of The Southern Company for certain alleged violations of the Clean Air Act. In May 2001, the EPA amended its complaint. The amended complaint alleges, among other things, that Georgia Power Company constructed and is continuing to operate Scherer Unit No. 4, in which FPL owns a 76% interest, without obtaining proper permitting, and without complying with performance and technology standards as required by the Clean Air Act. It also alleges that unspecified major modifications have been made at Scherer Unit No. 4 that require its compliance with the aforementioned Clean Air Act provisions. The EPA seeks injunctive relief requiring the installation of best available control technology and civil penalties of up to $25,000 per day for each violation from an unspecified date after June 1, 1975 through January 30, 1997, and $27,500 per day for each violation thereafter. Georgia Power Company has answered the amended complaint, asserting that it has complied with all requirements of the Clean Air Act, denying the plaintiff's allegations of liability, denying that the plaintiff is entitled to any of the relief that it seeks and raising various other defenses. In June 2001, a federal district court stayed discovery and administratively closed the case pending resolution of the EPA's motion for consolidation of discovery in several Clean Air Act cases that was filed with a Multi-District Litigation (MDL) panel. In August 2001, the MDL panel denied the motion for consolidation. In September 2001, the EPA moved that the federal district court reopen this case for purposes of discovery. Georgia Power Company has opposed that motion asking that the case remain closed until the Eleventh Circuit Court of Appeals rules on the Tennessee Valley Authority's appeal of an EPA administrative order relating to legal issues that are also central to this case. The federal district court has not yet ruled upon the EPA's motion to reopen.

In 2000, Southern California Edison Company (SCE) filed with the FERC a Petition for Declaratory Order (petition) asking the FERC to apply a November 1999 federal circuit court of appeals' decision to all qualifying small power production facilities, including two solar facilities operated by partnerships indirectly owned in part by FPL Energy (the partnerships) which have power purchase agreements with SCE. The federal circuit court of appeals' decision invalidated the FERC's so-called essential fixed assets standard, which permitted uses of fossil fuels by qualifying small power production facilities beyond those expressly set forth in PURPA. The petition requests that the FERC declare that qualifying small power production facilities may not continue to use fossil fuel under the essential fixed assets standard and that they may be required to make refunds with respect to past usage. In August 2000, the partnerships filed motions to intervene and protest before the FERC, vigorously objecting to the position taken by SCE in its petition. The partnerships contend that they have always operated the solar facilities in accordance with certification orders issued to them by the FERC. Such orders were neither challenged nor appealed at the time they were granted, and it is the position of the partnerships that the orders remain in effect. Briefing in this proceeding is complete and the parties are currently awaiting a final determination from the FERC. In June 2001, SCE and the partnerships entered into an agreement that provides, among other things, that SCE and the partnerships will take all necessary steps to suspend or stay, during a specified period of time, the proceeding initiated by the petition. The agreement is conditioned upon, among other things, completion of SCE's financing plan. The agreement provides that, if the conditions of the agreement are satisfied, then SCE and each of the partnerships agree to release and discharge each other from any and all claims of any kind arising from either parties' performance under the power purchase agreements. Such a release would include release of the claim made by SCE in the petition for refunds with respect to past usage.

In 2001, J. W. and Ernestine M. Thomas, Chester and Marie Jenkins, and Ray Norman and Jack Teague, as Co-Personal Representatives on behalf of the Estate of Robert L. Johns, filed suit against FPL Group, FPL, FPL FiberNet, LLC, FPL Group Capital and FPL Investments, Inc. in the Florida circuit court. This action is purportedly on behalf of all property owners in Florida (excluding railroad and public rights of way) whose property is encumbered by easements in favor of defendants, and on whose property defendants have installed or intend to install fiber-optic cable which defendants currently lease, license or convey or intend to lease, license or convey for non-electric transmission or distribution purposes. The lawsuit alleges that FPL's easements do not permit the installation and use of fiber-optic cable for general communication purposes. The plaintiffs have asserted claims for unlawful detainer, unjust enrichment and constructive trust and seek injunctive relief and compensatory damages. In December 2001, all defendants filed a motion to dismiss the complaint for, among other things, the failure to state a valid cause of action.

In January 2002, Roy Oorbeek and Richard Berman filed suit against FPL Group (as an individual and nominal defendant); its current and certain former directors; and certain current and former officers of FPL Group and FPL, including James L. Broadhead, Lewis Hay, III, Dennis P. Coyle, Paul J. Evanson and Lawrence J. Kelleher. The lawsuit alleges that the proxy statements relating to shareholder approval of FPL Group's Long Term Incentive Plan (LTIP) and its proposed, but unconsummated, merger with Entergy were false and misleading because they did not affirmatively state that payments made to certain officers under FPL Group's LTIP upon shareholder approval of the merger would be retained by the officers even if the merger with Entergy was not consummated and did not state that under some circumstances payments made pursuant to FPL Group's LTIP might not be deductible by FPL Group for federal income tax purposes. It also alleges that FPL Group's LTIP required either consummation of the merger as a condition to the payments or the return of the payments if the transaction did not close, and that the actions of the director defendants in approving the proxy statements, causing the payments to be made, and failing to demand their return constitute corporate waste. The plaintiffs seek to have the shareholder votes approving FPL Group's LTIP and the merger declared null and void, the return to FPL Group of the payments received by the officers, compensatory damages from the individual defendants and attorneys' fees. The defendants intend to file a motion to dismiss the complaint or stay the proceeding for failure to make a demand, as required by the Florida Business Corporation Act, that the board of directors of FPL Group take action with respect to the matters alleged in the complaint. FPL Group's board of directors has established a special committee to investigate a demand by another shareholder that the board take action to obtain the return of the payments made to the officers.

FPL Group and FPL believe that they have meritorious defenses to the pending litigation discussed above and are vigorously defending the suits. Accordingly, management believes the liabilities, if any, arising from the proceedings are not anticipated to have a material adverse effect on their financial statements.

16. Segment Information

FPL Group's reportable segments include FPL, a rate-regulated utility, and FPL Energy, a non-rate regulated energy generating subsidiary. Corporate and Other represents other business activities, other segments that are not separately reportable and eliminating entries. FPL Group's operating revenues derived from the sale of electricity represented approximately 97%, 97% and 98% of FPL Group's operating revenues in 2001, 2000 and 1999, respectively. Less than 1% of operating revenues were from foreign sources for each of the three years ended December 31, 2001. At December 31, 2001 and 2000, less than 1% of long-lived assets were located in foreign countries.

FPL Group's segment information is as follows:
	2001					2000				1999

	FPL	FPL Energy(a)		Corp. and Other	Total	FPL	FPL Energy(a)	Corp. and Other	Total	FPL	FPL Energy(a)	Corp. and Other	Total

	(millions)

Operating revenues	$7,477	$869		$129	$8,475	$6,361	$632	$89	$7,082	$6,057	$323	$58	$6,438
Interest charges	$187	$74		$63	$324	$176	$67	$35	$278	$163	$44	$15	$222
Depreciation and amortization	$898	$77		$8	$983	$975	$50	$7	$1,032	$989	$34	$17	$1,040
Equity in earnings of equity	$-	$81		$-	$81	$-	$45	$-	$45	$-	$50	$-	$50
method investees
Income tax expense (benefit)	$383	$25		$(29)	$379	$341	$36	$(41)	$336	$324	$(42)	$41	$323
Net income (loss) (b) (c)	$679	$113	(d)	$(11)	$781	$607	$82	$15	$704	$576	$(46)	$167	$697
Significant noncash items	$70	$-		$-	$70	$(57)	$-	$100	$43	$86	$-	$-	$86
Capital expenditures and	$1,154	$1,977		$131	$3,262	$1,299	$507	$90	$1,896	$924	$1,540	$15	$2,479
investments
Total assets	$11,924	$4,957		$582	$17,463	$12,020	$2,679	$601	$15,300	$10,608	$2,212	$621	$13,441
Investment in equity	$-	$276		$-	$276	$-	$196	$-	$196	$-	$166	$-	$166
method investees
_____________________
(a)													FPL Energy's interest charges are based on an assumed capital structure of 50% debt for operating projects and 100% debt for projects under construction.
(b)

Includes merger-related expense recognized in 2001 and 2000 totaling $19 million after-tax and $41 million after-tax, respectively, of which $16 million and $38 million was recognized by FPL, none and $1 million by FPL Energy and $3 million and $2 million by Corporate and Other (see Note 11).

(c)

The following nonrecurring items affected 1999 net income: FPL settled litigation for $42 million after-tax (see Note 12); FPL Energy recorded $104 million after-tax impairment loss (see Note 13); and Corporate and Other divested its cable investments resulting in a $162 million after-tax gain (see Note 14).

(d)													Includes an $8 million net positive effect of applying FAS 133.
17. Summarized Financial Information of FPL Group Capital

FPL Group Capital, a 100% owned subsidiary of FPL Group, provides funding for and holds ownership interest in FPL Group's operating subsidiaries other than FPL. FPL Group Capital's debentures are fully and unconditionally guaranteed by FPL Group. Condensed consolidating financial information is as follows:

Condensed Consolidating Statements of Income

	Year Ended December 31, 2001				Year Ended December 31, 2000				Year Ended December 31, 1999

	FPL Group	FPL Group Capital	Other(a)	FPL Group Consoli- dated	FPL Group	FPL Group Capital	Other(a)	FPL Group Consoli- dated	FPL Group	FPL Group Capital	Other(a)	FPL Group Consoli- dated

	(millions)

Operating revenues	$-	$999	$7,476	$8,475	$-	$721	$6,361	$7,082	$-	$380	$6,058	$6,438
Operating expenses	-	(879)	(6,199)	(7,078)	-	(632)	(5,210)	(5,842)	-	(533)	(4,985)	(5,518)
Interest charges	(29)	(136)	(159)	(324)	(31)	(102)	(145)	(278)	(32)	(59)	(131)	(222)
Divestiture of cable
investments	-	-	-	-	-	-	-	-	-	257	-	257
Other income (de-			)				)				)
ductions) - net	788	147	(848	87	726	135	(783	78	712	108	(755	65

Income before
income taxes	759	131	270	1,160	695	122	223	1,040	680	153	187	1,020
Income tax expense
(benefit)	(22)	18	383	379	(9)	4	341	336	(17)	15	325	323

Net income (loss)	$781	$113	$(113)	$781	$704	$118	$(118)	$704	$697	$138	$(138)	$697

_____________________
(a)				Represents FPL and consolidating adjustments.
Condensed Consolidating Balance Sheets
	December 31, 2001				December 31, 2000

	FPL Group	FPL Group Capital	Other(a)	FPL Group Consoli- dated	FPL Group	FPL Group Capital	Other(a)	FPL Group Consoli- dated

	(millions)
PROPERTY, PLANT AND EQUIPMENT
Electric utility plant in service and other property	$-	$3,606	$19,782	$23,388	$-	$1,984	$19,038	$21,022
Less accumulated depreciation and amortization	-	(246)	(11,480)	(11,726)	-	(170)	(10,918)	(11,088)

Total property, plant and equipment - net	-	3,360	8,302	11,662	-	1,814	8,120	9,934

CURRENT ASSETS
Cash and cash equivalents	-	81	1	82	12	51	66	129
Receivables	7	442	331	780	56	418	409	883
Other	-	114	626	740	-	66	703	769

Total current assets	7	637	958	1,602	68	535	1,178	1,781

OTHER ASSETS
Investment in subsidiaries	6,485	-	(6,485)	-	5,967	-	(5,967)	-
Other	108	2,066	2,025	4,199	141	1,365	2,079	3,585

Total other assets	6,593	2,066	(4,460)	4,199	6,108	1,365	(3,888)	3,585

TOTAL ASSETS	$6,600	$6,063	$4,800	$17,463	$6,176	$3,714	$5,410	$15,300

CAPITALIZATION
Common shareholders' equity	$6,015	$1,040	$(1,040)	$6,015	$5,593	$935	$(935)	$5,593
Preferred stock of FPL without sinking fund
requirements	-	-	226	226	-	-	226	226
Long-term debt	-	2,279	2,579	4,858	-	1,400	2,576	3,976

Total capitalization	6,015	3,319	1,765	11,099	5,593	2,335	1,867	9,795

CURRENT LIABILITIES
Accounts payable and short-term debt	-	1,815	640	2,455	-	705	1,017	1,722
Other	484	284	416	1,184	467	186	388	1,041

Total current liabilities	484	2,099	1,056	3,639	467	891	1,405	2,763

OTHER LIABILITIES AND DEFERRED CREDITS
Accumulated deferred income taxes and
unamortized tax credits	-	513	1,017	1,530	-	399	1,248	1,647
Other	101	132	962	1,195	116	89	890	1,095

Total other liabilities and deferred credits	101	645	1,979	2,725	116	488	2,138	2,742

COMMITMENTS AND CONTINGENCIES
TOTAL CAPITALIZATION AND LIABILITIES	$6,600	$6,063	$4,800	$17,463	$6,176	$3,714	$5,410	$15,300

_____________________
(a)		Represents FPL and consolidating adjustments.

Condensed Consolidating Statements of Cash Flows

	Year Ended December 31, 2001				Year Ended December 31, 2000				Year Ended December 31, 1999

	FPL Group	FPL Group Capital	Other(a)	FPL Group Consoli- dated	FPL Group	FPL Group Capital	Other(a)	FPL Group Consoli- dated	FPL Group	FPL Group Capital	Other(a)	FPL Group Consoli- dated

	(millions)
NET CASH PROVIDED BY
(USED IN) OPERATING
ACTIVITIES	$769	$15	$1,158	$1,942	$959	$159	$(142)	$976	$594	$56	$913	$1,563

CASH FLOWS FROM
INVESTING ACTIVITIES
Capital expenditures
and independent power
investments	-	(1,977)	(1,154)	(3,131)	-	(507)	(1,299)	(1,806)	-	(1,540)	(861)	(2,401)
Capital contributions
to FPL Group Capital
and FPL	(400)	-	400	-	(418)	-	418	-	(127)	-	127	-
Other - net	(4)	(59)	(75)	(138)	3	(34)	(106)	(137)	(18)	313	(66)	229

Net cash used in
investing activities	(404)	(2,036)	(829)	(3,269)	(415)	(541)	(987)	(1,943)	(145)	(1,227)	(800)	(2,172)

CASH FLOWS FROM
FINANCING ACTIVITIES
Issuances of long-
term debt	-	920	-	920	-	-	947	947	-	1,385	224	1,609
Retirements of
long-term debt	-	(21)	(66)	(87)	-	-	(515)	(515)	-	(130)	(454)	(584)
Increase (decrease)
in short-term debt	-	1,152	(328)	824	-	353	466	819	-	135	94	229
Capital contributions
from FPL Group	-	-	-	-	-	18	(18)	-	-	127	(127)	-
Repurchases of
common stock	-			-	(150)	-	-	(150)	(116)	-	-	(116)
Dividends	(377)	-	-	(377)	(366)	(314)	314	(366)	(355)	-	-	(355)

Net cash provided by
(used in) financing
activities	(377)	2,051	(394)	1,280	(516)	57	1,194	735	(471)	1,517	(263)	783

Net increase (decrease) in
cash and cash equivalents	(12)	30	(65)	(47)	28	(325)	65	(232)	(22)	346	(150)	174
Cash and cash equivalents
at beginning of year	12	51	66	129	(16)	376	1	361	6	30	151	187

Cash and cash equivalents
at end of year	$-	$81	$1	$82	$12	$51	$66	$129	$(16)	$376	$1	$361

_____________________
(a)				Represents FPL and consolidating adjustments.

18. Quarterly Data (Unaudited)
Condensed consolidated quarterly financial information is as follows:

	March 31 (a)			June 30 (a)			September 30 (a)			December 31 (a)

	(millions, except per share amounts)
FPL GROUP:
2001

Operating revenues	$1,941			$2,166			$2,529			$1,839
Operating income	$240	(b)		$380			$540			$237
Net income (c)	$110	(b)		$219			$334			$118
Earnings per share (basic and	$0.65	(b)		$1.30			$1.98			$0.70
assuming dilution) (c) (d)
Dividends per share	$0.56			$0.56			$0.56			$0.56
High-low common stock sales prices	$71.63	-	54.81	$63.15	-	54.55	$60.50	-	51.21	$57.28	-	52.16

2000

Operating revenues	$1,468			$1,670			$2,087			$1,857
Operating income	$237			$347			$511			$145	(b)
Net income	$121			$204			$314			$65	(b)
Earnings per share: (d)
Basic	$0.71			$1.20			$1.85			$0.39	(b)
Assuming dilution	$0.71			$1.20			$1.84			$0.38	(b)
Dividends per share	$0.54			$0.54			$0.54			$0.54
High-low common stock sales prices	$48.25	-	36.38	$50.81	-	41.81	$67.13	-	47.13	$73.00	-	59.38

FPL:
2001

Operating revenues	$1,647			$1,935			$2,272			$1,623
Operating income	$156	(b)		$233			$338			$157
Net income	$101	(b)		$186			$294			$113
Net income available to FPL Group	$97	(b)		$182			$290			$110

2000

Operating revenues	$1,338			$1,533			$1,917			$1,573
Operating income	$151			$218			$326			$105	(b)
Net income	$110			$176			$279			$57	(b)
Net income available to FPL Group	$106			$172			$275			$54	(b)
_____________________
(a)

In the opinion of FPL Group and FPL, all adjustments, which consist of normal recurring accruals necessary to present a fair statement of the amounts shown for such periods, have been made. Results of operations for an interim period may not give a true indication of results for the year.

(b)			Includes merger-related expenses.
(c)			Includes the net effects of applying FAS 133.
(d)			The sum of the quarterly amounts may not equal the total for the year due to rounding.